Exhibit 17.2

August  18,  2006

Dear  Mr.  Hill,

It has been a pleasure to serve on the board of Commerce Planet, Inc, but as the Initial investors in the company and the full repayment of our investment, we happily step down from our respective positions in order to allow the company to form a board more suited for its growing business.

Best  of  luck  in  all  your  future  endeavors.

Regards,

/s/  Douglas  H.  Leighton
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Douglas  H.  Leighton,  Director

/s/  Michael  A.  Novielli
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Michael  A.  Novielli,  Chairman,  Director

/s/  Theodore  J.  Smith
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Theodore  J.  Smith,  Director